Exhibit 24(b)8(u)

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.

PARTICIPATION AGREEMENT

THIS AGREEMENT is made this 15 day of June, 2017 among PRINCIPAL VARIABLE CONTRACTS FUNDS, INC., an open-end management investment company organized under the laws of the State of Maryland (“PVC”), PRINCIPAL FUNDS DISTRIBUTOR, INC. (“PFDI”), a principal underwriter for the shares of PVC, organized under the laws of the State of Washington, and Thrivent Financial for Lutherans, a life insurance company organized under the laws of the State of Wisconsin (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A, as may be amended from time to time (the “Accounts”).

W I T N E S S E T H:

WHEREAS, PVC is registered with the Securities and Exchange Commission (“SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and PVC has registered its shares under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, PVC desires to act as an investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts to be offered by insurance companies that have entered into participation agreements with PVC (the “Participating Insurance Companies”); and

WHEREAS, PVC issues shares of capital stock, divided into several series of shares (the “Funds”), each Fund representing an interest in a particular managed fund of securities and other assets; and

WHEREAS, the PVC is able to rely on an order from the SEC granting Participating Insurance Companies and their variable annuity and variable life insurance separate accounts exemptions from the provisions of Sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended, (hereinafter the “1940 Act”) and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of PVC for which PFDI is principal underwriter to be sold to and held by variable annuity and variable life insurance separate accounts of life insurance companies that may or may not be affiliated with one another and qualified pension and retirement plans as defined in Treas. Reg. §1.817-5(3)(iii) (“Qualified Plans”) (hereinafter the “Mixed and Shared Funding Exemptive Order” or the “Exemptive Order”); and

WHEREAS, PFDI is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Company desires to utilize shares of those Funds of PVC identified on Schedule A (the “Funds”) as an investment vehicle for the variable life insurance and/or variable annuity contracts issued by the Company and identified on Schedule A (collectively, the “Contracts”) funded by the Accounts;

NOW THEREFORE, in consideration of their mutual promises, the parties agree as follows:

ARTICLE I.

Sale of PVC Shares

1.1. PVC shall make shares of the Funds available to the Accounts at the net asset value next computed after receipt of such purchase order by PVC (or its agent), as established in accordance with the provisions of the then current prospectus of PVC. Shares of a particular Fund of PVC shall be ordered in such quantities and at such times as determined by the Company to be necessary to meet the requirements of the Contracts. The Board of Directors of PVC (the “Board”) may refuse to sell shares of any Fund to any person, or suspend or terminate the offering of shares of any Fund if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the directors of PVC (the “Directors”) acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Fund.

1.2. PVC will redeem any full or fractional shares of any Fund when requested by the Company on behalf of an Account at the net asset value next computed after receipt by PVC (or its agent) of the request for redemption in good order in accordance with the provisions of the then current prospectus of PVC.

1.3. For the purposes of Sections 1.1 and 1.2, PVC hereby appoints the Company as its agent for the limited purpose of receiving purchase and redemption orders resulting from investments in and payments under the Contracts, including investments and payments that occur automatically (such as automatic rebalancing, dollar cost averaging, and Contract charge deductions). Receipt by the Company shall constitute receipt by PVC provided that (i) such orders are received by the Company in good order prior to the time the net asset value of each Fund is determined in accordance with its prospectus and (ii) PVC receives notice of such orders by 8:00 a.m. Eastern time on the next following Business Day for Fund/SERV transactions and by 9:00 a.m. Eastern time on the next following Business Day for manual transactions. “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which PVC calculates the net asset value of its applicable Funds pursuant to the rules of the SEC.

1.4. The Company will place separate orders to purchase or redeem shares of each Fund. Each order shall describe the net amount of shares and dollar amount of each Fund to be purchased or redeemed. Purchase orders that are transmitted to PVC in accordance with Section 1.3 shall be paid for by the Company no later than 4:00 p.m. Eastern time on the same Business Day that PVC receives notice of the order. PVC shall pay and transmit the proceeds of redemption orders that are transmitted to PVC in accordance with Section 1.3 no later than 4:00

p.m. Eastern time on the same Business Day that PVC receives notice of the redemption, except that PVC reserves the right to postpone payment upon redemption consistent with Section 22(e) of the 1940 Act and any rules thereunder. Payments by the Company for the purchase of shares of the Funds by its Accounts and payments by PVC of the proceeds of the redemption of shares of the Funds by such Accounts may be netted against one another on any Business Day for the purpose of determining the amount of any wire transfer on that Business Day. Payments shall be made in federal funds transmitted by wire.

1.5. Issuance and transfer of PVC’s shares will be by book entry only. Share certificates will not be issued to the Company or the Accounts. Shares purchased from PVC will be recorded in an appropriate title for the relevant Account or the appropriate sub-account of each Account.

1.6. PFDI shall furnish same day notice (by electronic communication or telephone, followed by electronic confirmation) to the Company of any income, dividends or capital gain distributions payable on a Fund’s shares. On the ex-dividend date, or if not a Business Day on the first Business Day thereafter, PFDI shall notify the Company of the actual amount of dividend or distribution payable per share. The Company hereby elects to receive all such income, dividends and capital gain distributions as are payable on a Fund’s shares in additional shares of that Fund at the ex-dividend date net asset values. The Company reserves the right to revoke this election and to receive all such dividends and distributions in cash. PFDI shall notify the Company by the end of the next following Business Day of the number of shares so issued as payment of such dividends and distributions.

1.7. PFDI shall make the closing net asset value per share for each Fund available to the Company, via email or other mutually acceptable electronic means, on each Business Day as soon as reasonably practicable after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 7:00 p.m. Eastern time each Business Day. In the event of an error in the computation of a Fund’s net asset value per share (“NAV”) or any dividend or capital gain distribution (each, a “pricing error”), PFDI or PVC shall notify the Company as soon as possible after discovery of the error. Such notification may be oral, but shall be confirmed promptly in writing. A pricing error shall be corrected in accordance with the PVC’s policies and procedures, which comply in all material respects with applicable law. The Company shall use reasonable efforts to assist PVC in adjusting the number of shares purchased or redeemed or otherwise complying with PVC’s net asset value correction procedures as in effect from time to time. PVC’s NAV correction procedures currently in effect are attached as Exhibit 1. If one or more Contract owners received amounts from any Fund in excess of the amounts to which it otherwise would have been entitled due to an error, the Company shall use its best efforts to collect such excess amounts from the applicable Contract owner accounts. If an adjustment is to be made in accordance with this paragraph to correct an error which has caused an account to receive an amount less than that to which it is entitled, the Fund shall make all necessary adjustments to the number of shares owned in the account and/or distribute to the Company the amount of such underpayment.

1.8 Each Business Day, after it has received electronic notice of the Company’s orders for purchasing and redeeming Fund shares, PFDI shall send the Company an electronic notice or other communication confirming such orders and listing the closing net asset value for the prior Business Day.

1.9. PVC agrees that its shares will be sold only to Participating Insurance Companies and their separate accounts and to Qualified Plans (to the extent permitted by the Mixed and Shared Funding Exemptive Order). The Company agrees that PVC shares will be used only for the purposes of supporting the Contracts and Accounts listed in Schedule A, as amended from time to time, and it will perform the obligations of a Participating Insurance Company under the Mixed and Shared Funding Exemptive Order. No shares of any series of the Fund will be sold to the general public.

1.10. PVC agrees that all Participating Insurance Companies shall have the obligations and responsibilities regarding pass-through voting and conflicts of interest corresponding to those contained in Section 2.10 and Article IV of this Agreement.

ARTICLE II.

Obligations of the Parties

2.1. PVC shall prepare and be responsible for filing with the SEC and any state regulators requiring such filing all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), prospectuses and statements of additional information of PVC. PVC shall bear the costs of registration and qualification of its shares, preparation and filing or the documents listed in this Section 2.1. and all taxes to which an issuer is subject on the issuance and transfer of its shares.

2.2. At least annually (or if prospectus supplement, when the supplement is filed), at the option of the Company, PVC shall (a) provide the Company (at PVC’s or PFDI’s expense) with as many copies of PVC’s current prospectus, annual report, semi-annual report and other shareholder communications, including any amendments or supplements to any of the foregoing, as the Company shall reasonably request for delivery to then existing Contract owners (and PVC or PFDI will pay the reasonable cost of such delivery); or (b) provide the Company, at PVC’s or PFDI’s expense, with a copy of such documents in a form suitable for printing for delivery to then existing Contract owners, and the reasonable cost of such printing and delivery shall be at PVC’s or PFDI’s expense. PVC shall provide the Company with a copy of its statement of additional information and any and all amendments thereto (“SAI”) in a form suitable for duplication by the Company or PVC will provide, at PVC’s or PFDI’s expense, as many copies of said SAI as necessary for distribution, to any existing Contract owner who requests such SAI or whenever state or federal law requires that such SAI be provided. The Company will distribute the SAI as requested or required and will bill PVC for the reasonable cost of duplication and/or distribution thereof to existing Contract owners PVC shall also provide the Company with such other assistance as is reasonably necessary in order for the Company once each year (or as often as is required by the SEC) to have the prospectus for the Contracts and the prospectus for the Funds printed together in one document. The prospectus and SAI provided by PVC shall relate either to all funds of PVC or summary prospectuses for selected Funds of PVC, as the Company shall reasonably request. In that case, PVC or PFDI will pay its proportionate share of reasonable printing and distribution expenses directly related to the required disclosure of information concerning the Funds based on the number of combined printed pages, and which amount is mutually agreeable. PVC will, upon request, provide the Company with a copy of any Fund prospectus through electronic means to facilitate the Company’s efforts to provide prospectuses via electronic delivery, in which case PVC or PFDI will pay its proportionate share of reasonable printing and distribution expenses directly related to the required disclosure of information concerning the Funds based on the number of combined printed pages, and which amount is mutually agreeable. PVC (at its expense) shall provide the Company with copies of any PVC-sponsored proxy materials in such quantity as the Company shall reasonably require for distribution to existing Contract owners.

2.3. The Company shall bear the costs of printing PVC’s prospectus, statement of additional information, shareholder reports and other shareholder communications (including sales literature) which are to be distributed to, and the costs of distributing such materials to, prospective owners of and applicants for Contracts for which PVC is serving or is to serve as an underlying investment vehicle. PVC or PFDI shall reimburse the Company for the costs of distributing PVC sponsored proxy materials (or similar materials such as voting solicitation instructions) to Contract owners. The Company assumes sole responsibility for ensuring that such materials are delivered to Contract owners in accordance with applicable federal and state securities laws. Other than as provided for in this Agreement, PVC and PFDI shall pay no fee or other compensation to the Company and the Company shall pay no fee or other compensation to PVC or PFDI.

2.4. The Company shall furnish, or cause to be furnished, to PVC (or its designee), a copy of the Contract prospectus and statement of additional information in which PVC or PFDI is first named prior to the filing of such document with the SEC. The Company shall furnish, or shall cause to be furnished, to PVC (or its designee) a copy of each subsequent Contract prospectus and statement of additional information in which PVC or PFDI is named concurrently with the filing of such document with the SEC provided that there are no material changes in disclosure related to PVC or PFDI. PVC may, in its reasonable discretion, request that the Company modify any references to PVC or PFDI in subsequent filings. The Company shall furnish, or shall cause to be furnished, to PVC (or its designee), each piece of sales literature or other promotional material in which PVC or PFDI is named, at least ten (10) Business Days prior to its use or concurrently with the filing of such document with FINRA, whichever is greater. No such material shall be used if PVC (or its designee) reasonably objects to such use within five (5) Business Days after receipt of such material.

2.5. PVC shall furnish, or cause to be furnished, to the Company (or its designee), a copy of any initial PVC prospectus and statement of additional information in which the Company is first named prior to the filing of such document with the SEC. PVC shall furnish, or shall cause to be furnished, to the Company (or its designee) a copy of each subsequent PVC prospectus and SAI in which the Company is named concurrently with the filing of such document with the SEC provided that there are no material changes in disclosure related to the Company. The Company may, in its reasonable discretion, request that PVC modify any references to the Company in subsequent filings. PVC shall furnish, or shall cause to be furnished, to the Company (or its designee) each piece of sales literature or other promotional material in which the Company is named, at least five (5) Business Days prior to its use or concurrently with the filing of such document with FINRA, whichever is greater. No such material shall be used if the Company (or its designee) reasonably objects to such use within five (5) Business Days after receipt of such material.

2.6. The Company shall not give any information or make any representations or statements on behalf of PVC or PFDI or concerning PVC or PFDI in connection with the sale of the Contracts other than information or representations contained in and accurately derived from the registration statement, prospectus, or SAI for PVC shares (as such registration statement, prospectus, or SAI may be amended or supplemented from time to time), reports of PVC, PVC-sponsored proxy statements, or in sales literature or other promotional material approved by PVC or its designee or PFDI, except as required by legal process or regulatory authorities or with the written permission of PVC or its designee or PFDI. PVC and PFDI agree to respond to any request for approval within five (5) Business Days after receipt.

2.7. Neither PVC nor PFDI shall give any information or make any representations or statements on behalf of the Company or concerning the Company, the Accounts or the Contracts other than information or representations contained in and accurately derived from the registration statement, prospectus, or SAI for the Contracts (as such registration statement, prospectus, or SAI may be amended or supplemented from time to time), or in materials approved by the Company for distribution including sales literature or other promotional materials, except as required by legal process or regulatory authorities or with the written permission of the Company. The Company agrees to respond to any request for approval within five (5) Business Days after receipt.

2.8. PVC or PFDI will provide the Company with as much advance notice as is reasonably practicable and permitted by applicable law, of any material change affecting the Funds (including, but not limited to, any material change in its registration statement, prospectus, or SAI affecting the Funds and any proxy solicitation sponsored by PVC or PFDI affecting the Funds) and consult with the Company in order to implement any such change in an orderly manner, recognizing the expenses of changes and attempting to minimize such expenses by implementing them when reasonably practicable in the view of PVC in conjunction with regular annual updates of the prospectus for the Contracts.

2.9. PVC and PFDI agree to maintain a blanket fidelity bond or similar coverage for the benefit of PVC in an amount not less than the minimum coverage required by Rule 17g-1 under the 1940 Act or related provisions as may be promulgated from time to time under the 1940 Act.

2.10. So long as, and to the extent that, the SEC interprets the 1940 Act to require pass-through voting privileges for variable Contract owners, the Company will provide pass-through voting privileges to owners of policies whose Contract values are invested, through the Accounts which are registered as investment companies under the 1940 Act, in shares of PVC. PVC shall require all Participating Insurance Companies to calculate voting privileges in a consistent manner, and the Company shall be responsible for assuring that the Accounts calculate voting privileges in the manner established by PVC. The Company will vote shares of PVC held by an Account and for which no timely voting instructions from Contract owners are received, as well as shares that it owns directly or indirectly through an Account, in the same proportion as those shares for which voting instructions are received. The Company and its agents will in no way recommend or oppose or interfere with the solicitation of proxies for PVC shares held by Contract owners without the prior written consent of PVC, which consent may be withheld in PVC’s sole discretion, except in the event that the Company determines, in reliance on an opinion of counsel, that a proxy proposal would result in a violation of applicable insurance laws. PVC will comply with all provisions of the 1940 Act requiring voting by shareholders.

2.11. PVC shall use its best efforts to maintain qualification of each Fund as a regulated investment company under Subchapter M of Subtitle A, Chapter 1, of the Internal Revenue Code of 1986, as amended (“Code”)(or any successor or similar provision). PVC shall notify the Company immediately upon having a reasonable basis for believing that a Fund has ceased to so qualify or that it might not so qualify in the future. The parties acknowledge that compliance with Subchapter M and limitations on the purchasers and purposes for which PVC’s shares are purchased are essential elements of compliance with the diversification requirements of Section 817(h) of the Code by segregated asset accounts of the Company that are invested in a Fund.

2.12. Each Fund shall comply with the requirements of Section 817(h) of the Code and the regulations issued thereunder relating to the diversification requirements (and any revenue rulings, revenue procedures, notices, and other published announcements of the Internal Revenue Service interpreting those Sections or regulations) for segregated asset accounts relating to variable life insurance policies and variable annuity contracts (with the assumption that the Funds are the sole asset of such an account), and PVC shall notify the Company immediately upon having a reasonable basis for believing that any Fund has ceased or might cease to so comply. In addition, PVC will immediately take such steps as may reasonably be necessary to adequately diversify the applicable Funds to achieve compliance, if practicable within the grace period afforded by Treasury Regulation 1.817-5.

2.13. PVC shall provide the Company or its designee with reports certifying compliance with the aforesaid Subchapter M qualification and Section 817(h) diversification requirements on a quarterly basis.

2.14. The Company acknowledges that the Funds are intended for long-term investment purposes and not for “market timing” or other forms of excessive short-term trading, represents and warrants that it has adopted policies and procedures reasonably designed to identify and curtail excessive short-term trading in interests in the Accounts, agrees to furnish PVC such information as may be reasonably requested to permit its Board to consider such policies and procedures and further agrees to cooperate with PVC in implementing any policies and procedures adopted by PVC to identify and curtail excessive short-term trading in shares of the Funds of PVC in which the Accounts may invest.

2.15 From time-to-time, but in no event more frequently than annually, the Company may submit a due diligence questionnaire to the PVC and PFDI, and the PVC and PFDI shall complete and return such due diligence questionnaire within a reasonable timeframe. The due diligence questionnaire will primarily contain questions related to the controls used to comply with the terms of Article I of this Agreement

ARTICLE III.

Representations and Warranties

3.1. The Company represents and warrants that it is a life insurance company duly organized or existing and in good standing under applicable law and has legally and validly established and will maintain each Account as a segregated asset account under relevant state insurance law.

3.2. The Company represents and warrants that: (1) each of the Accounts has been registered as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated asset account for its variable annuity or variable life contracts, including the Contracts, or alternatively has not been registered in proper reliance upon an exclusion from registration under the 1940 Act; (2) the Accounts comply, and will continue to comply, in all material respects with all applicable requirements of the 1940 Act and the rules thereunder (or are exempt from registration thereunder); (3) all 1933 Act registration statements relating to the Contracts, together with any amendments thereto, will at all times comply in all materials respects with the requirements of the 1933 Act and the rules thereunder; (4) the prospectus for each Contract that is subject to the 1933 Act will at all times comply in all material respects with the requirements of the 1933 Act and the rules thereunder; and (5) each purchase of shares it submits pursuant to this Agreement will be a purchase by a separate account as an investment vehicle with respect to a variable insurance product or other product clearly permissible under the Mixed and Shared Funding Exemptive Order. The Company represents and warrants that it will not submit any order for purchase of shares other than as described in the preceding sentence. The Company represents and warrants that it has adopted and implemented, and will maintain, internal controls reasonably designed to ensure that it will not submit any order for purchase of shares other than as described above.

3.3. The Company represents and warrants that the Contracts or interests in the Accounts (1) are or, prior to issuance, will be registered as securities under the 1933 Act or, alternatively (2) are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act. The Company further represents and warrants that in all material respects the Contracts or interests in the Accounts comply with, and will be issued and sold in compliance with, all applicable federal and state laws.

3.4. The Company represents and warrants that the Contracts are currently and at the time of issuance will be treated as endowment, annuity or life insurance contracts under applicable provisions of the Code and agrees that it will make every effort to maintain such treatment and will notify PVC immediately upon having a reasonable basis for believing that its Contracts or any of them have ceased to be so treated or might not be so treated in the future. The Company further represents and warrants that each purchase of shares that it submits with regard to a Fund will be a purchase by an Account, and that no such shares shall subsequently be transferred by such Account. Within 30 days after requested by PVC (but not more often than quarterly), the Company shall provide to PVC a written certification that each purchase of shares it has submitted with regard to a Fund has been in compliance with this Section 3.4. The Company represents and warrants that it will not purchase Fund shares with assets derived from tax-qualified retirement plans except, indirectly, through Contracts purchased in connection with such plans.

3.5. The Company represents and warrants that it has adopted and implemented, and will maintain, internal controls reasonably designed to prevent the Company from aggregating orders for the purchase or redemption of shares of a Fund received by the Company (as the Fund’s agent, for the limited purposes specified in section 1.3) before the time the net asset value of a Fund is determined in accordance with its prospectus with orders received after that time and to minimize errors that could result in late transmissions of orders to a Fund and agrees to furnish PVC such information as may be reasonably requested to permit its Board to consider such controls.

3.6 The Company represents and warrants that it is currently in compliance, and will remain in compliance, with all applicable anti-money laundering laws, regulations, and requirements. In addition, the Company represents and warrants that it has adopted and implemented policies and procedures reasonably designed to achieve compliance with the applicable requirements administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

3.7 The Company represents and warrants that it is currently in compliance, and will remain in compliance, with all applicable laws, rules and regulations relating to consumer privacy, including, but not limited to, Regulation S-P.

3.8    (a) The Company agrees to cooperate with all requests by the Funds with respect to discouraging, monitoring and terminating patterns of trading that the Fund deems disruptive, including providing as requested a unique identifying number, in lieu of the Taxpayer Identification Number (“TIN”), of any and all Contract owner(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Contract owner(s) or account (if known) and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer or exchange of the Fund shares held through an Account maintained by the Company.

(i) The Funds may request such transaction information older than three (3) months from the date of the request as it deems necessary to investigate compliance with policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds. If the Company provides the Funds a daily feed, unless otherwise directed by the Funds, the Company agrees to provide the information specified in this Section 3.8(a) for each trading day.

(ii) The Company agrees to transmit the transaction information that is on its books and records to the Funds or the Funds’ designees promptly, but in any event not later than five (5) business days, upon the conclusion of the period covered by the information. If the transaction information is not on the Company’s books and records, the Company agrees to use reasonable efforts to: (A) use reasonable efforts to promptly obtain and transmit the requested information; (B) use reasonable efforts to obtain assurances from the Contract owner that the requested information will be provided to the applicable Funds promptly; or (C) if directed by the Funds, restrict or prohibit further purchases of applicable Fund shares from such Contract owner(s). In such instance, the Company agrees to inform the Funds whether it plans to perform (A) or (B) and, if directed by the Funds the Company will perform (C). Responses required by this sub-Section must be communicated in writing and in a format mutually agreed upon by the parties.

(iii) The Funds agrees not to use the information received pursuant to this Section 3.8(a) for marketing or any other similar purpose without the Company’s prior written consent.

(b) The Company agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of shares by any Contract owner(s) identified by a Fund as having engaged in transactions of such shares (directly or indirectly through your account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding securities issued by the Fund.

(i)	Instructions must include the unique identifier, if known, and the specific restriction(s) to be executed. If the unique identifier is not provided, the instructions must include an equivalent identifying information of the Contract owner or other agreed upon information to which the instruction relates.

(ii)	The Company agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt by the Company of the instructions.

(iii)	The Company must provide written confirmation to the applicable Fund(s) that instructions have been executed. The Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

(c)	For purposes of this Section 3.8:

(i)	The term “Fund” includes PFDI and the applicable transfer agent of the Funds, but does not include any “excepted funds” as defined in Rule 22c-2(b) under the 1940 Act.

(ii)	The term “Contract owner” means holder of interests in a variable annuity or variable life insurance Contract issued by the Company.

(iii)	The term “written” includes electronic writings and facsimile transmissions.

3.9. PVC represents and warrants that it is duly organized and validly existing under the laws of the State of Maryland.

3.10. PVC represents and warrants that PVC shares offered and sold pursuant to this Agreement are registered under the 1933 Act and duly authorized for issuance in accordance with applicable law and that PVC is and will remain registered as an open-end management investment company under the 1940 Act for as long as such shares of the Funds are sold. PVC shall amend its registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. PVC shall register and qualify its shares of the Funds for sale in accordance with the laws of the various states only if and to the extent deemed required or advisable by PVC.

3.11. PVC represents and warrants that the investments of each Fund will comply with the diversification requirements set forth in Section 817(h) of the Code and the rules and regulations thereunder for segregated asset accounts relating to variable life insurance policies and variable annuity contracts (with the assumption that the Funds are the sole asset of such an account).

3.12. PFDI represents and warrants that it is a member in good standing of FINRA and is registered as a broker-dealer with the SEC. PFDI further represents that it will sell and distribute PVC shares in accordance with all applicable state and federal securities laws, including without limitation the 1933 Act, the 1934 Act, and the 1940 Act. PFDI also represents and warrants that the investment adviser to the Funds listed on Schedule A is: (i) lawfully organized and validly existing under the laws of its state of organization; (ii) duly registered as an investment adviser under the 1940 Act, as amended, and will remain duly registered under all applicable federal and state securities laws; and (iii) will comply with applicable state and federal securities laws as it relates to this Agreement.

3.13. Each party will keep confidential any information acquired as a result of this Agreement regarding the business and affairs of the other parties to this Agreement and their affiliates.

3.14. In addition, PVC and PFDI shall not, directly or indirectly, disclose or use any nonpublic personal information regarding the consumers or customers of the Company (as the terms “consumer” and “customer” are defined in Rule 3(g) and 3(j), respectively, of Regulation S-P of the Securities and Exchange Commission) (“Confidential Information”), other than to carry out the functions contemplated by this Agreement. The foregoing obligation of confidentiality shall not extend to any portion of the Confidential Information that is, or becomes, generally available to the general public from: (a) federal, State or local governmental records, (b) widely distributed media available to the general public, or (c) disclosures to the general public that are required to be made by federal, State or local law.

3.15 The Company agrees that if the Internal Revenue Service (“IRS”) asserts in writing in connection with any governmental audit or review of the Company (or, to the Company’s knowledge, of any Contract owner) that any Fund or portfolio thereof has failed to comply with the diversification requirements of Section 817(h) of the Code or the Company otherwise becomes aware of any facts that could give rise to any claim against a Fund or PFDI or its affiliates as a result of such a failure or alleged failure:

(a) The Company shall promptly notify PVC and PFDI of such assertion or potential claim;

(b) The Company shall consult with PVC and PFDI as to how to minimize any liability that may arise as a result of such failure or alleged failure;

(c) The Company shall use its best efforts to minimize any liability of PVC, PFDI and its affiliates resulting from such failure, including, without limitation, demonstrating, pursuant to Treasury Regulations, Section 1.817-5(a)(2), to the commissioner of the IRS that such failure was inadvertent;

(d) Any written materials to be submitted by the Company to the IRS, any Contract owner or any other claimant in connection with any of the foregoing proceedings or contests (including, without limitation, any such materials to be submitted to the IRS pursuant to Treasury Regulations, Section 1.817-5(a)(2)) shall be provided by the Company to PVC and PFDI (together with any supporting information or analysis) within at least two (2) business days prior to submission;

(e) The Company shall provide PVC, PFDI and its affiliates with such cooperation as PVC and PFDI shall reasonably request (including, without limitation, by permitting PVC, PFDI and its affiliates to review the relevant books and records of the Company) in order to facilitate review by PVC, PFDI and its affiliates of any written submissions provided to it or its assessment of the validity or amount of any claim against it arising from such failure or alleged failure;

(f) The Company shall not with respect to any claim of the IRS or any Contract owner that would give rise to a claim against PVC (or any Fund), PFDI and its affiliates (i) compromise or settle any claim, (ii) accept any adjustment on audit, or (iii) forego any allowable administrative or judicial appeals, without the express written consent of PVC and PFDI, which shall not be unreasonably withheld; provided that, the Company shall not be required to appeal any adverse judicial decision unless PVC or PFDI shall have provided an opinion of independent counsel to the effect that a reasonable basis exists for taking such appeal; and further provided that the applicable Fund(s) or PFDI shall bear the costs and expenses of such appeal, including reasonable attorney’s fees, incurred by the Company in complying with this clause (f).

ARTICLE IV.

Potential Conflicts

4.1. The parties acknowledge that PVC’s shares may be made available for investment to other Participating Insurance Companies and to Qualified Plans. In such event, the Board will monitor PVC for the existence of any material irreconcilable conflict between the interests of the contract owners of all Participating Insurance Companies and Qualified Plan investors. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Fund are being managed; (e) a difference in voting instructions given by variable annuity contract owners, variable life insurance contract owners and Qualified Plan participants; (f) a decision by an insurer to disregard the voting instructions of contract owners; or (g) a decision by a Qualified Plan to disregard participant voting instructions. PVC shall promptly inform the Company if the Board determines that an irreconcilable material conflict exists and the implications thereof.

4.2. The Company agrees to promptly report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities under the Exemptive Order by providing the Board with all information reasonably necessary for the Directors to consider any issues raised including, but not limited to, information as to a decision by the Company to disregard Contract owner voting instructions.

4.3. If it is determined by the Board, or a majority of the disinterested Directors, that a material irreconcilable conflict exists that affects the interests of Contract owners, the Company shall, in cooperation with Qualified Plans to the extent applicable and other Participating Insurance Companies whose contract owners are also affected, at its expense and to the extent reasonably practicable (as determined by the Board) take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, which steps could include: (a) withdrawing the assets allocable to some or all of the Accounts from PVC or any Fund and reinvesting such assets in a different investment medium, including (but not limited to) another fund of PVC, or submitting the question of whether or not such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account. The Company agrees that any remedial action taken by it in resolving any material irreconcilable conflict will be carried out with a view only to the interests of the owners of the Contracts.

4.4. If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at PVC’s election, to withdraw the affected Account’s investment in PVC and terminate this Agreement with respect to such Account; provided, however that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Directors. Any such withdrawal and termination must take place within six (6) months after PVC gives written notice that this provision is being implemented. Until the end of such six (6) month period, PVC shall continue to accept and implement orders by the Company for the purchase and redemption of shares of PVC upon the terms set forth above.

4.5. If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account’s investment in PVC and terminate this Agreement with respect to such Account within six (6) months after the Board informs the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Directors. Until the end of such six (6) month period, PVC shall continue to accept and implement orders by the Company for the purchase and redemption of shares of PVC upon the terms set forth above.

4.6.    For purposes of Sections 4.3 through 4.6 of this Agreement, a majority of the disinterested Directors shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Company be required to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contact owners materially adversely affected by the irreconcilable material conflict. In the event that the Directors determine that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account’s investment in PVC and terminate this Agreement within six (6) months after the Directors inform the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested Directors.

4.7.    The Company shall at least annually submit to the Board such reports, materials or data as the Board may reasonably request so that the Board may fully carry out the duties imposed upon it by the Mixed and Shared Funding Exemptive Order, and said reports, materials and data shall be submitted more frequently if deemed appropriate by the Board.

4.8.    If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Mixed and Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Mixed and Shared Funding Exemptive Order, then PVC and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable.

4.9.    PVC hereby notifies the Company that it may be appropriate to include in prospectuses for the Contracts disclosure regarding potential conflicts as described in Section 4.1 of this Agreement.

4.10   The parties acknowledge that the provisions of Article IV, as well as other provisions of this Agreement, have been included for purposes of implementing the terms and conditions of the Mixed and Shared Funding Exemptive Order. They agree that the terms and conditions of the Mixed and Shared Funding Exemptive Order shall govern to the extent they address matters not covered by this Agreement or may be inconsistent with the provisions of this Agreement. The parties acknowledge that the terms and conditions of the Mixed and Shared Funding Exemptive Order are noted in the notice and order issued by the Securities and Exchange Commission with respect to the Mixed and Shared Funding Exemptive Order (Release Nos. IC-27852 (June 18, 2007) (notice) and IC 27887 (July 17, 2007) (order).

ARTICLE V.

Indemnification

5.1    Indemnification by the Company. The Company agrees to indemnify and hold harmless PVC, PFDI, its affiliates, and each of their directors, officers, employees and agents and each person, if any, who controls PVC or PFDI within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Article V) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses:

(a)    arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in a registration statement, prospectus, or SAI for the Contracts or in the Contracts themselves or in sales literature or other material generated or approved in writing by the Company on behalf of the Contracts or Accounts (or any amendment or supplement to any of the foregoing) (collectively, “Company Documents” for the purposes of this Article V), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances which they were made, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Company by or on behalf of PVC, its designee, or PFDI for use in Company Documents or otherwise for use in connection with the sale of the Contracts or PVC shares; or

(b)    arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from PVC Documents as defined in Section 5.2(a)) or wrongful conduct of the Company or persons under its control, with respect to the sale or distribution of the Contracts or PVC shares; or

(c)    arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in PVC Documents as defined in Section 5.2(a) or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances which they were made, if such statement or omission was made in reliance upon and accurately derived from written information furnished to PVC or PFDI by or on behalf of the Company; or

(d)    arise out of or result from any failure by the Company to perform its obligations under this Agreement; or

(e)    arise out of or result from any material breach of any representation/and or warranty made by the Company or arise out of or result from any other material breach of this Agreement and specifically including, without limitation, Section 3.4 and Section 3.15.

5.2.    Indemnification by PFDI. PFDI agrees to indemnify and hold harmless the Company and each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, “Indemnified Parties” for purposes of this Article V) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of PFDI) or expenses

(including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses:

(a)    arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement, prospectus, or SAI for PVC or any of its Funds or in sales literature or other material generated or approved in writing by PVC, its designee or PFDI (or any amendment or supplement thereto), (collectively, “PVC Documents” for the purposes of this Article V), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances which they were made, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to PVC or PFDI, by or on behalf of the Company for use in PVC Documents or otherwise for use in connection with the sale of the Contracts or PVC shares; or

(b)    arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Company Documents) or wrongful conduct of PVC or PFDI or persons under their control, with respect to the sale or acquisition of the Contracts or PVC shares; or

(c)    arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Company Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances which they were made, if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of PVC or PFDI; or

(d)    arise out of or result from any failure by PVC or PFDI to provide the services or furnish the materials required of them under the terms of this Agreement; or

(e)    arise out of or result from any material breach of any representation and/or warranty made by PVC or PFDI in this Agreement or arise out of or result from any other material breach of this Agreement by PVC or PFDI (including a failure whether unintentional, or in good faith, or otherwise, to comply with the diversification and other qualification requirements specified in Article II of this agreement).

5.3.    None of the parties to this Agreement shall be liable under the indemnification provisions of Sections 5.1 or 5.2 as applicable, with respect to any Losses incurred or assessed against an Indemnified Party that arise from such Indemnified Party’s willful misfeasance, bad faith or negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement.

5.4.    None of the parties to this Agreement shall be liable under the indemnification provisions of Sections 5.1 or 5.2, as applicable, with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the other parties in writing within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim shall have been served upon or otherwise received by such Indemnified Party (or after such Indemnified Party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party against whom indemnification is sought of any such claim shall not relieve that party from any liability which it may have to the Indemnified Party in the absence of Sections 5.1 and 5.2, except to the extent that: (i) the failure to notify results in the failure of actual notice to the Indemnifying Party and (ii) such Indemnifying Party is damaged solely as a result of failure to give such notice.

5.5.    In case any such action is brought against the Indemnified Parties, the indemnifying party shall be entitled to participate, at its own expense, in the defense of such action. The indemnifying party also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action. After notice from the indemnifying party to the Indemnified Party of an election to assume such defense, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

ARTICLE VI.

Termination

6.1 This Agreement shall terminate as to the sale and issuance of new Contracts:

(a) at the option of any party, with or without cause, for any reason upon six (6) months’ advance written notice to the other parties, unless a shorter time period is agreed to in writing by the parties to this Agreement;

(b) at the option of the Company, upon one week advance written notice to PVC or PFDI, if PVC shares are not reasonably available to meet the requirements of the Contracts as determined by the Company;

(c) at the option of the Company, upon written notice of the institution of formal proceedings against PVC or PFDI, by FINRA, the SEC, or any other regulatory body that are deemed by the Company, in its sole judgment, exercised in good faith, to materially affect the performance of the obligations under this Agreement;

(d) at the option of PVC or PFDI, upon written notice of the institution of formal proceedings against the broker-dealer or broker-dealers marketing the Contracts, the Accounts, or the Company by FINRA, the SEC, or any other regulatory body that are deemed by PVC or PFDI to materially affect the performance of the obligations under this Agreement;

(e)    upon the requisite vote of Contract owners having the right to give voting instructions with respect to PVC Shares, or SEC approval of an application pursuant to Section 26(c) of the 1940 Act, to substitute for PVC’s shares the shares of another investment company in accordance with the terms of the applicable Contacts. The Company will give sixty (60) days written notice to PVC of any proposed application or vote to replace PVC’s shares. PVC and PFDI shall cooperate with the Company in connection with such application;

(f)    upon assignment (as defined in Section 2(a)(4) of the 1940 Act) of the Agreement, unless made with the written consent of all other parties hereto;

(g)    at the option of the Company, if PVC’s shares are not registered, issued or sold in conformance with Federal law or such law precludes the use of PVC’s shares as an underlying investment medium for Contracts issued or to be issued by the Company. Prompt notice shall be given by each party should such situation occur;

(h)    by any party to the Agreement upon written notice to the other parties, upon another party’s material breach of any provision of this Agreement, which breach is not cured within thirty (30) days of such notice;

(i)    by any party to the Agreement upon a determination by a majority of the Board of PVC, or a majority of its disinterested Directors, that an irreconcilable material conflict exists;

(j)    at the option of PVC or PFDI, if the Contracts cease to, qualify as annuity contracts or life insurance contracts, as applicable, under the Code or if the Contracts are not registered, issued or sold in accordance with applicable state and/or federal law;

(k)    at the option of the Company, if the need for substitution of the shares of another investment company, pursuant to Section 26(c) of the 1940 Act, arises out of PVC’s failure to have its shares registered, issued or sold in conformance with federal law, including applicable tax law, the expenses of obtaining such order shall be reimbursed by PFDI. PVC and PFDI shall cooperate with the Company in connection with such application; or

(l)    at the option of the Company by written notice to PVC with respect to any Fund in the event that such Fund ceases to qualify as a regulated investment company under Subchapter M, or fails to comply with the Section 817(h) diversification requirements specified in Article II hereof.

6.2    Notwithstanding any termination of this Agreement, PVC shall, at the option of the Company, continue to make available additional shares of PVC (or any Fund) pursuant to the terms and conditions of this Agreement for all Contracts in effect on the effective date of termination of this Agreement provided that the Company continues to pay the costs it has agreed to bear as set forth in Section 2.3. This Section 6.2 shall not apply to any terminations under Article IV of this Agreement. Terminations under Article IV shall be governed by that Article.

6.3    The provisions of Articles III and V shall survive the termination of this Agreement, and the provisions of Article IV and Section 2.10 shall survive the termination of this Agreement as long as shares of PVC are held on behalf of Contract Owners in accordance with Section 6.2. Notwithstanding any termination of this Agreement, PVC and PFDI will, at the option of the Company, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”). Specifically, without limitation, the owners of any Existing Contracts shall, subject to the terms and conditions of this Agreement and the PVC prospectus, be permitted to transfer or reallocate investment under the Contracts, redeem investments in any Fund and/or invest in PVC upon the making of additional premium payments under the existing Contracts. The parties agree that this Section 6.3 will not apply to any terminations under Article IV and the effect of such Article IV terminations will be governed by Article IV of this Agreement.

ARTICLE VII

Notices

Any notice required under this Agreement shall be sufficiently given when sent by registered or certified mail, by facsimile transmission (provided that a copy is also sent by registered or certified mail) or by a nationally recognized overnight delivery service, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to PVC or PFDI:

Principal Funds Distributor, Inc.

Principal Variable Contracts Funds, Inc.

620 Coolidge Dr., Suite 300

Folsom, CA 95630

Attention: President

with a copy to:

Principal Variable Contracts Funds, Inc.

711 High Street

Des Moines, Iowa 50392-0300

Attention: Law Department

If to the Company:

Thrivent Financial for Lutherans

Mailstop 1330

625 Fourth Ave South

Minneapolis, MN 55415-1665

Attention: Joe Barnes

ARTICLE VIII.

Unregistered Separate Accounts

Pursuant to Section 12(d)(1)(E) of the 1940 Act, the Company will comply with the following conditions for it to hold shares of any Fund in one or more unregistered separate accounts that is an investment company:

8.1. The Company represents that either the Company or the principal underwriter of any unregistered separate account holding Fund shares is a broker or dealer registered under the 1934 Act or is controlled (as defined in the 1940 Act) by a broker or dealer registered under the 1934 Act.

8.2. The Company will not hold any other investment security (as defined in Section 3 of the 1940 Act) in the corresponding subaccount of an unregistered separate account that holds shares of a Fund.

8.3. The Company will seek instructions from holders of interests in an unregistered separate account holding Fund shares with regard to the voting of all proxies solicited in connection with a Fund and will vote those proxies only in accordance with those instructions, or the Company will vote Fund shares held in its unregistered separate accounts in the same proportion as the vote of all of the Fund’s other shareholders.

8.4. The Company will not substitute another security for shares of a Fund held in an unregistered separate account unless the Securities and Exchange Commission approves the substitution in the manner provided in Section 26 of the 1940 Act.

ARTICLE IX.

Miscellaneous

9.1. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

9.2. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

9.3. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

9.4. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of State of New York.

9.5. Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

9.6. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

9.7. The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

9.8. Neither this Agreement nor any rights or obligations hereunder may be assigned by a party without the prior written approval of the other parties.

9.9. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by the parties.

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IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Participation Agreement as the date and year first above written.

THRIVENT FINANCIAL FOR LUTHERANS

By:
Name:	Teresa J. Rasmussen
Title:	President

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.

By:
Name:
Title:

PRINCIPAL FUNDS DISTRIBUTOR, INC.

By:
Name:
Title:

Schedule A

Separate Accounts, Associated Contracts, Available Share Classes and Funds

Name of Separate Account and Date Established by Board of Trustees	Contracts Funded By Separate Account
Thrivent Variable Annuity Account I Established 10/31/2002	ICC16 W-WR-FPVA

Class 1 Shares of the following portfolios of Principal Variable Contracts Funds, Inc.:

Diversified International Account

Government & High Quality Bond Account

Small Cap (Equity) Account

Exhibit 1

PRINCIPAL MANAGEMENT CORPORATION

NAV ERROR CORRECTION PROCEDURES

NAV Error Identification

If an NAV error is less than $.01 per share on a given day, it is immaterial and no corrective action is necessary. If the error equals or exceeds $.01 per share, then it is considered material and corrective action must be taken. The procedure for analyzing the per share impact of an error will be to divide the amount of error by shares outstanding on each day the error exists.

NAV Error Resolution/Correction

Once an error is determined to equal or exceed $.01 per share, a second decision point must be analyzed to determine the appropriate corrective action. If the difference in NAV is less than 0.5% of the corrected NAV, then the fund must be made whole, but individual transactions do not need to be reprocessed. The payment for making the fund whole will be based on net shareholder transactions on each day the error exists.

If the difference in NAV equals or exceeds 0.5% of the corrected NAV, then the fund must be made whole and individual transactions also must be reprocessed. However, if the dollar amount per shareholder is equal to or less than $10, then that transaction need not be reprocessed.

Procedure

Principal’s Fund Accounting Group will review each NAV error on a case-by-case basis and apply the methodology discussed above. A file will be maintained that contains all of the information and decisions made regarding each NAV error occurrence. A summary of NAV errors is reviewed at least annually by the Audit Committee of the Fund Board of Directors.